Exhibit 99.2
External/Investor Q&A
Q1:
What is the premium?

A:
The $8.50 per share acquisition price represents an approximately 47% premium to Flexion’s closing price on the last trading day before the signing of the merger agreement of $5.78.

Q2:
Can you provide any color on the timing of the merger agreement? Why now?

After careful consideration, our Board unanimously concluded that a merger with Pacira is in the best interest of Flexion’s shareholders. Our Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) that will be filed with the Securities and Exchange Commission (the “SEC”) will include details on the Board’s considerations.
Q3:
When did discussions between Pacira and Flexion begin?

A:
Please refer to our Schedule 14D-9 that will be filed with the SEC, when available.

Q4:
Was it a competitive process? How many bidders were involved?

A:
Please refer to our Schedule 14D-9, when available.

Q5:
What is the integration strategy?

A:
In the lead up to the close of the transaction, we will be discussing the best working model to ensure the smooth integration of our people and programs into Pacira’s portfolio.

Q6:
When will Pacira commence the tender offer?

A:
Pacira is obligated to commence a tender offer within the next ten business days to acquire all the outstanding shares of Flexion’s common stock at a price of $8.50 per share in cash and one non-tradable contingent value right. Following successful completion of the tender offer, Pacira will acquire all remaining shares not tendered in the offer through a merger at the tender offer price. The merger will be conducted in accordance with Delaware law without a meeting of Flexion’s stockholders and without a vote on the adoption of the merger agreement by Flexion stockholders. The consummation of the tender offer is subject to various conditions, including a minimum tender condition of at least a majority of outstanding Flexion’s shares, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and other customary conditions. For more information, please refer to our Schedule 14D-9 that will be filed with the SEC and Pacira’s Schedule TO that will be filed with the SEC, in each case, when available.

Q7:
When will you file with the Federal Trade Commission for HSR? Do you expect clearance? Could you get any significant pushback on HSR?

A:
Further details will be available in our Schedule 14D-9.

Q8:
When do you expect to file the Schedule 14D-9?

A:
Under the terms of the merger agreement, the Schedule 14D-9 is required to be filed within ten business days following the signing.

Q9:
When do you expect the transaction to close?

A:
We expect to close the transaction in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions. For more information, please refer to our Schedule 14D-9 that will be filed with the SEC, when available.

Q10:
What role will your employees have in Pacira after the transaction has closed?

A:
Flexion has some remarkably talented people across all areas of our operations, and we will work with Pacira as it evaluates the needs of its organization moving forward. We will provide more details on matters such as this as we move through this process.

Q11:
Will Pacira continue to develop FX201 and FX301?

A:
Pacira has agreed to use commercially reasonable efforts to pursue FX-201 and FX-301 development programs.

Forward-Looking Statements
This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be”, “would be”, “may”, “could” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Flexion Therapeutics, Inc., a Delaware corporation (“Flexion”) by Pacira BioSciences, Inc., a Delaware corporation (“Parent”), and the timing and benefits thereof, Parent’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on Parent’s and Flexion’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Parent’s ability to complete the transaction on the proposed terms and schedule or at all; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Flexion tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Flexion and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Flexion and its products, including uncertainty of the expected financial performance of Flexion and its products, including whether the milestones will ever be achieved; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, as well as other risks related to Parent’s and Flexion’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Parent’s and Flexion’s respective Securities and Exchange Commission (“SEC”) filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2020 and subsequent quarterly and current reports filed with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Parent’s and Flexion’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Parent and Flexion undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.
Additional Information about the Transaction and Where to Find It
The tender offer (the “Offer”) described in this communication has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Flexion or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Parent and Oyster Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Parent, and a Solicitation/Recommendation Statement on

Schedule 14D-9 will be filed with the SEC by Flexion. The Offer to purchase the outstanding shares of Flexion will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Flexion under the “Investors” section of Flexion’s website at ir.flexiontherapeutics.com. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Parent under the “Investors” section of Parent’s website at investor.pacira.com.